ABERCROMBIE & FITCH CO. REPORTS FIRST QUARTER RESULTS

Delivers top-line growth, positive comparable sales and bottom-line improvement

New Albany, Ohio, May 29, 2019: Abercrombie & Fitch Co. (NYSE: ANF) today announced results for the first quarter ended May 4, 2019, which are compared to results for the first quarter ended May 5, 2018. A description of the use of non-GAAP financial measures and a schedule reconciling GAAP financial measures to adjusted non-GAAP financial measures accompanies this release.

A summary of results for the first quarter ended May 4, 2019:

•	Net sales increased to $734.0 million, including the adverse impact from changes in foreign currency exchange rates of approximately $16 million or 2%.

•	Positive comparable sales of 1%, on top of 5% last year.

•	Gross profit rate of 60.5%, flat to last year.

•	Operating expense, excluding other operating income, of $472.0 million leveraged 230 basis points on a GAAP basis and 160 basis points on an adjusted non-GAAP basis.

•
Operating loss of $27.3 million. Operating loss margin improved 210 basis points from last year to 3.7%. Excluding certain items, adjusted non-GAAP operating loss margin improved 130 basis points from last year.

•
Net loss per diluted share was $0.29 compared to $0.62 last year and was adversely impacted by year-over-year changes in foreign currency exchange rates, net of hedging, of approximately $0.02. Excluding certain items, adjusted non-GAAP net loss per diluted share last year was $0.56.

Fran Horowitz, Chief Executive Officer, said, "We achieved our seventh consecutive quarter of positive comparable sales fueled by ongoing strength at Hollister and a return to positive comps at Abercrombie. This contributed to top-line growth, operating margin improvement and a net loss reduction compared to last year."

"We are focused on our transformation initiatives, with global store network optimization a key priority. We continue to believe in stores and are committed to delivering intimate, omni-channel brand experiences that closely align with our customers’ needs. In line with our strategy, we are announcing plans to close three additional flagship locations, bringing the total to five since 2017. Except for the charges from these flagship store actions, we remain on track to achieve our previously communicated fiscal 2019 outlook and continue to lay the foundation to achieving our fiscal 2020 targets."

Details related to net loss per diluted share for the first quarter are as follows:

	2019	2018
GAAP	$(0.29)	$(0.62)
Excluded items, net of tax effect (1)	—	(0.06)
Adjusted non-GAAP	$(0.29)	$(0.56)

(1)	Excluded items last year consist of pre-tax legal charges of $5.6 million. There were no excluded items in the current year.

Details related to sales for the first quarter are as follows:

(in thousands)	2019	2018	% Change	Comparable sales (1)
Net sales by brand:
Hollister	$428,448	$423,628	1%	2%
Abercrombie (2)	305,524	307,271	(1)%	1%
Total company	$733,972	$730,899	0%	1%

Net sales by region:
United States	$469,658	$449,126	5%	4%
International	264,314	281,773	(6)%	(4)%
Total company	$733,972	$730,899	0%	1%

(1)	Comparable sales are calculated on a constant currency basis. Refer to "REPORTING AND USE OF GAAP AND NON-GAAP MEASURES," for further discussion.

(2)	Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.

Capital Expenditures and Depreciation and Amortization
For the first quarter ended May 4, 2019:

•	Capital expenditures were $43.9 million as compared to $23.7 million last year.

•	Depreciation and amortization expense was $41.0 million as compared to $47.6 million last year.

Cash and Equivalents, Gross Borrowings and Inventories
As of May 4, 2019 the company had:

•	Cash and equivalents of $586.1 million as compared to $592.0 million last year.

•	Gross borrowings under the company's term loan of $253.3 million as compared to $253.3 million last year.

•	Inventories of $432.4 million, an increase of approximately 7% over last year, primarily driven by a year-over-year increase in in-transit inventory.

Adoption of New Lease Accounting Standard
On February 3, 2019, the first day of fiscal 2019, the company adopted the new lease accounting standard. This standard requires the company to recognize lease assets and lease liabilities on the balance sheet in order to depict the lease rights and obligations of the company. The company adopted this standard using the modified retrospective transition method and elected the option to not restate comparative period financial statements.

Upon adoption of this standard, the company increased total assets and total liabilities each by approximately $1.2 billion, primarily due to the recognition of right-of-use assets and lease liabilities. The company also recognized a cumulative adjustment decreasing the opening balance of retained earnings by approximately $0.1 billion, primarily related to the initial impairment of right-of-use assets for certain of the company’s stores where it was previously determined that the carrying value of assets was not recoverable.

The company’s outlook provided below incorporates the estimated impacts resulting from the adoption of the new lease accounting standard.

Global Store Network Optimization
Reflecting a continued focus on global store network optimization, the company will be ceasing operations of its SoHo Hollister flagship store in New York City and has exercised the kick-out clause for its Fukuoka, Japan A&F flagship store. The company is also announcing that it exercised the kick-out clause for its Milan, Italy A&F flagship location. Today's announcements build on the closures of the Pedder Street, Hong Kong and Copenhagen, Denmark A&F flagship locations. These actions represent important ongoing steps in the company’s global store network optimization efforts as it continues to pivot away from large format stores to smaller, omni-channel focused brand experiences.

Details related to the timing of these store closures are as follows:

•	Pedder Street, Hong Kong A&F flagship store closure completed in the first quarter of fiscal 2017.

•	Copenhagen, Denmark A&F flagship store closure completed in the first quarter of fiscal 2019.

•	SoHo Hollister flagship store in New York City is expected to close in the second quarter of fiscal 2019.

•	Milan, Italy A&F flagship store is expected to close by the end of fiscal 2019.

•	Fukuoka, Japan A&F flagship store is expected to close in the back half of fiscal 2020.

In aggregate, the Copenhagen, SoHo, Milan and Fukuoka locations represented less than one percent of total net sales in fiscal 2018. The SoHo and Fukuoka closures are expected to result in pre-tax lease-related net charges in the second quarter of fiscal 2019 of approximately $45 million. The charges related to the Copenhagen and Milan closures are not expected to be significant in fiscal 2019.

The company remains on track to deliver approximately 85 new experiences through new stores, remodels and right-sizes this year. The company’s outlook provided below incorporates the estimated impacts resulting from these new experiences, the flagship closures detailed above and any other potential store closures.

Other Developments

As previously announced, on May 22, 2019 the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co., payable on June 17, 2019 to stockholders of record at the close of business on June 7, 2019.

The company has returned $13.2 million to stockholders through dividends during the first quarter. At the end of the first quarter, the company had approximately 3.6 million shares remaining available for purchase under its publicly announced stock repurchase authorization.

Fiscal 2019 Full Year Outlook

For fiscal 2019, the company expects:

•
Net sales to be up in the range of 2% to 4%, driven by positive comparable sales and net new store contribution, partially offset by an adverse impact from changes in foreign currency exchange rates of approximately $30 million of which approximately $16 million was reflected in first quarter results.

•	Comparable sales to be up low-single digits, on top of 3% last year.

•	Gross profit rate to rise slightly from the fiscal 2018 rate of 60.2%, assuming only the current tariffs in place.

•
Operating expense, excluding other operating income, to be up in the range of 4% to 5% from fiscal 2018 adjusted non-GAAP operating expense of $2.03 billion, including net lease-related charges related to the flagship store actions taken in the second quarter of approximately $45 million. If not for the $45 million resulting from these actions, the company would have expected operating expense to be consistent with previously issued expectations of up approximately 2% from fiscal 2018 adjusted non-GAAP operating expense.

•	Effective tax rate to be in the mid 20s.

•	Diluted weighted-average shares outstanding of approximately 68 million shares, excluding the effect of potential share buybacks.

•	Capital investments of approximately $200 million.

Fiscal 2019 Second Quarter Outlook

For the second quarter of fiscal 2019, the company expects:

•	Net sales to be flat to up 2%, reflecting an adverse impact from changes in foreign currency exchange rates of approximately $10 million.

•	Comparable sales to be approximately flat, on 3% last year.

•	Gross profit rate to be down approximately 100 basis points compared to 60.2% last year, assuming only the current tariffs in place.

•
Operating expense, excluding other operating income, to be up approximately 10% from fiscal 2018 adjusted non-GAAP operating expense of $498 million, including net lease-related charges related to the flagship store actions taken in the second quarter of approximately $45 million. If not for the $45 million resulting from these actions, the company would have expected operating expense to be flat to up 1% from fiscal 2018 adjusted non-GAAP operating expense.

•	Effective tax rate to be in the mid 20s.

Conference Call

Today at 8:30 AM, ET, the company will conduct a conference call. To listen to the conference call, dial (800) 458-4121 or go to corporate.abercrombie.com. The international call-in number is (323) 794-2093. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 2088818 or through corporate.abercrombie.com. A presentation of first quarter results will be available in the "Investors" section at corporate.abercrombie.com at approximately 7:30 AM, ET, today.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements. The following factors, in addition to those disclosed in “ITEM 1A. RISK FACTORS” of A&F's Annual Report on Form 10-K for the fiscal year ended February 2, 2019, in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results for fiscal 2019 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, could have a material adverse effect on our business, results of operations and liquidity; failure to anticipate customer demand and changing fashion trends and to manage our inventory commensurately could adversely impact our sales levels and profitability; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions that our stores are located in or around; the impact of war, acts of terrorism or civil unrest could have a material adverse effect on our operating results and financial condition; the expansion of our direct-to-consumer sales channels and omnichannel initiatives are significant components of our growth strategy, and the failure to successfully develop our position across all channels could have an adverse impact on our results of operations; our international growth strategy and ability to conduct business in international markets may be adversely affected by legal, regulatory, political and economic risks; failure to successfully implement our strategic plans could have a negative impact on our growth and profitability; failure to protect our reputation could have a material adverse effect on our brands; our business could suffer if our information technology systems are disrupted or cease to operate effectively; we may be exposed to risks and costs associated with cyber-attacks, data protection, credit card fraud and identity theft that would cause us to incur unexpected expenses and reputation loss; our reliance on DCs makes us susceptible to disruptions or adverse conditions affecting our supply chain; changes in the cost, availability and quality of raw materials, labor, transportation, and trade relations could cause manufacturing delays and increase our costs; we depend upon independent third parties for the manufacture and delivery of all our merchandise, and a disruption of the manufacture or delivery of our merchandise could result in lost sales and could increase our costs; we rely on the experience and skills of our senior executive officers and associates, the loss of whom could have a material adverse effect on our business; extreme weather conditions, including natural disasters, pandemic disease and other unexpected events, could negatively impact our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, which could result in an interruption to our business and adversely affect our operating results; fluctuations in our tax obligations and effective tax rate may result in volatility in our results of operations; our litigation exposure could have a material adverse effect on our financial condition and results of operations; failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; changes in the regulatory or compliance landscape and compliance with changing regulations for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results; and, our Asset-Based Revolving Credit Agreement and our Term Loan Agreement include restrictive covenants that limit our flexibility in operating our business.

About Abercrombie & Fitch Co.

Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global specialty retailer of apparel and accessories for Men, Women and Kids through three renowned brands. For more than 125 years, the iconic Abercrombie & Fitch brand has outfitted innovators, explorers and entrepreneurs. Today, the brand reflects the updated attitude of the modern customer, while remaining true to its heritage of creating expertly crafted products with an effortless, American style. The Hollister brand epitomizes liberating the carefree spirit of an endless California summer for the teen market. abercrombie kids creates smart, playful apparel for children ages 5-14, celebrating the wide-eyed wonder of childhood.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. The company operates over 850 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com and www.hollisterco.com.

Investor Contact:	Media Contact:

Pamela Quintiliano	Ian Bailey
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	May 4, 2019	% of Net Sales	May 5, 2018	% of Net Sales
Net sales	$733,972	100.0%	$730,899	100.0%
Cost of sales, exclusive of depreciation and amortization	289,882	39.5%	288,554	39.5%
Gross profit	444,090	60.5%	442,345	60.5%
Stores and distribution expense	358,356	48.8%	361,155	49.4%
Marketing, general and administrative expense	111,947	15.3%	124,897	17.1%
Asset impairment	1,662	0.2%	1,056	0.1%
Other operating income, net	(617)	(0.1)%	(2,560)	(0.4)%
Operating loss	(27,258)	(3.7)%	(42,203)	(5.8)%
Interest expense, net	616	0.1%	3,018	0.4%
Loss before income taxes	(27,874)	(3.8)%	(45,221)	(6.2)%
Income tax benefit	(9,588)	(1.3)%	(3,713)	(0.5)%
Net loss	(18,286)	(2.5)%	(41,508)	(5.7)%
Less: Net income attributable to noncontrolling interests	869	0.1%	953	0.1%
Net loss attributable to Abercrombie & Fitch Co.	$(19,155)	(2.6)%	$(42,461)	(5.8)%

Net loss per share attributable to Abercrombie & Fitch Co.:
Basic	$(0.29)		$(0.62)
Diluted	$(0.29)		$(0.62)

Weighted-average shares outstanding:
Basic	66,540		68,500
Diluted	66,540		68,500

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	May 4, 2019 (1)	February 2, 2019	May 5, 2018
Assets
Current assets:
Cash and equivalents	$586,133	$723,135	$591,960
Receivables	82,026	73,112	72,795
Inventories	432,350	437,879	405,107
Other current assets	71,803	101,824	104,806
Total current assets	1,172,312	1,335,950	1,174,668
Property and equipment, net	633,686	694,855	709,007
Operating lease right-of-use assets	1,252,249	—	—
Other assets	364,719	354,788	381,293
Total assets	$3,422,966	$2,385,593	$2,264,968

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$180,041	$226,878	$166,577
Accrued expenses	240,050	293,579	262,964
Short-term portion of operating lease liabilities	278,392	—	—
Short-term portion of deferred lease credits	—	19,558	19,269
Income taxes payable	16,022	18,902	12,784
Total current liabilities	714,505	558,917	461,594
Long-term liabilities:
Long-term portion of operating lease liabilities	$1,207,103	$—	$—
Long-term portion of borrowings, net	250,736	250,439	249,962
Long-term portion of deferred lease credits	—	76,134	73,660
Leasehold financing obligations	—	46,337	48,955
Other liabilities	145,659	235,145	241,951
Total long-term liabilities	1,603,498	608,055	614,528
Total Abercrombie & Fitch Co. stockholders' equity	1,094,839	1,208,900	1,178,267
Noncontrolling interests	10,124	9,721	10,579
Total stockholders' equity	1,104,963	1,218,621	1,188,846
Total liabilities and stockholders' equity	$3,422,966	$2,385,593	$2,264,968

(1)
The company adopted the new lease accounting standard in the first quarter of fiscal year 2019 using the modified retrospective transition method and elected the option to not restate comparative period financial statements. See "Adoption of New Lease Accounting Standard" for further detail.

Reporting and Use of GAAP and Non-GAAP Measures
The company believes that each of the non-GAAP financial measures presented in this news release are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, and therefore supplement investors' understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company's performance and to develop expectations for future operating performance. The company also provides certain financial information on a constant currency basis to enhance investors' understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 27% tax rate. In addition, the company provides comparable sales, defined as the percentage year-over-year change in the aggregate of: (1) sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) direct-to-consumer sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the company's GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended May 5, 2018
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Marketing, general and administrative expense (2)	$124,897	$5,600	$119,297
Operating loss	(42,203)	(5,600)	(36,603)
Loss before income taxes	(45,221)	(5,600)	(39,621)
Income tax benefit (3)	(3,713)	(1,541)	(2,172)
Net loss attributable to Abercrombie & Fitch Co.	$(42,461)	$(4,059)	$(38,402)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(0.62)	$(0.06)	$(0.56)
Diluted weighted-average shares outstanding	68,500		68,500

(1)	"GAAP" refers to accounting principles generally accepted in the United States of America.

(2)
Excluded items consist of legal charges of $5.6 million in connection with a proposed settlement of a class action claim, which received final court approval and was paid in the fourth quarter of fiscal 2018.

(3)	The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Store Count Activity

	Thirteen Weeks Ended May 4, 2019
	Hollister (1)		Abercrombie (2)		Total
	United States	International	United States	International	United States	International
February 2, 2019	393	149	270	49	663	198
New	1	—	—	—	1	—
Closed	(1)	—	(3)	(1)	(4)	(1)
May 4, 2019	393	149	267	48	660	197

(1)
Locations with Gilly Hicks carveouts within Hollister stores are represented as a single store count. Excludes nine international franchise stores as of May 4, 2019 and eight international franchise stores as of February 2, 2019. Excludes two U.S. Company operated Gilly Hicks pop-up stores as of May 4, 2019.

(2)
Abercrombie includes the company's Abercrombie & Fitch and abercrombie kids brands. Locations with abercrombie kids carveouts within Abercrombie & Fitch stores are represented as a single store count. Excludes seven international franchise stores as of each of May 4, 2019 and February 2, 2019.